EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST REPORTS FIRST QUARTER 2003 RESULTS

CHERRY HILL, NJ, April 23, 2003 - inTEST Corporation (Nasdaq: INTT), a leading independent designer, manufacturer and marketer of semiconductor automatic test equipment (ATE) interface solutions and temperature management products, today announced results for the quarter ended March 31, 2003.

Net revenues for the quarter ended March 31, 2003 were $9.2 million, in line with prior guidance, compared to $12.2 million for the fourth quarter of 2002. The net loss for the first quarter of 2003 was $1.1 million or ($0.14) per diluted share, compared to a net loss of $700,000 or ($0.08) per diluted share for the fourth quarter of 2002.

Robert E. Matthiessen, President and Chief Executive Officer of inTEST said, "Our first quarter results came in as expected. While our bookings were $7.7 million in the first quarter of 2003 compared to $8.5 million in the fourth quarter of 2002, we have already had bookings of approximately $3.8 million in the first three weeks of April. This reflects the positive demand indications we are starting to see at certain end users, but it is still too early to change our cautious stance given the challenging market conditions that remain."

Forward-Looking Guidance

Hugh T. Regan, Jr., Treasurer and Chief Financial Officer of inTEST said, "The positive bookings trend we experienced at the start of the second quarter, combined with current customer forecasts, gives us a higher level of confidence in our outlook. Overall, we expect revenues for the quarter ending June 30, 2003 will be in the range of $10.5 million to $11.5 million, with a net loss, prior to recording any related tax benefit, in the range of ($0.13) to ($0.19) per diluted share. As previously indicated, we expect that revenues for the full year 2003 will increase over 2002."

Investor Conference Call / Webcast Details

inTEST will review first quarter 2003 results and discuss management's expectations for the second quarter of 2003 and current views of the industry today, April 23, 2003, at 5PM EST. The conference call-in number is 800-903-0247 (domestic) and 785-832-1077 (international). The confirmation identification is INTT. The live call and a replay will also be accessible over the web at www.intest.com.

About inTEST Corporation

inTEST Corporation is a leading independent designer, manufacturer and marketer of ATE interface solutions and temperature management products, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Specific products include positioner and docking hardware products, temperature management systems and customized interface solutions. The Company has established strong relationships with semiconductor manufacturers globally, which it supports through a network of local offices. For more information visit www.intest.com.

CONTACTS:

Hugh T. Regan, Jr., Treasurer and Chief Financial Officer, inTEST Corporation 856-424-6886, ext 201.
David Pasquale, 646-536-7006, or Jim Olecki, 646-536-7021
Both of The Ruth Group, www.TheRuthGroup.com

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; the uncertainty and potential adverse impact that Severe Acute Respiratory Syndrome (SARS) may have on demand for and production of semiconductors; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

(Financials Attached)

SELECTED FINANCIAL DATA
(In thousands, except per share data)

Condensed Consolidated Statements of Earnings Data:
	Three Months Ended March 31,
	2003	2002
Net revenues	$ 9,189	$ 6,968
Gross margin	2,989	1,934
Operating expenses:
Selling expense	1,978	1,461
Engineering and product development expense	1,480	1,188
General and administrative expense	1,320	1,104
Operating loss	(1,789)	(1,819)
Other income	35	43
Income tax benefit	(611)	(685)
Net loss	(1,143)	(1,091)

Net loss per share - basic and diluted	$(0.14)	$(0.13)
Weighted average shares outstanding - basic and diluted	8,324	8,309

Condensed Consolidated Balance Sheets Data:
	As of:
	3/31/03	12/31/02
Cash and cash equivalents	$ 7,132	$ 8,145
Trade accounts and notes receivable, net	6,401	6,584
Inventories	6,667	7,002
Total current assets	24,176	25,191
Net property and equipment	4,849	4,891
Total assets	31,520	32,582
Accounts payable	2,576	2,388
Accrued expenses	2,373	2,425
Total current liabilities	5,158	5,015
Noncurrent liabilities	189	210
Total stockholders' equity	26,173	27,357